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                         INDEPENDENT AUDITORS' CONSENT

The Partners
WAMCO Partnerships:

     We consent to incorporation by reference in the registration statements (Numbers 333-10345, 333-48671, 333-59333, 333-00623 and 333-09485) on Forms S-3
and S-8 of FirstCity Financial Corporation, of our report dated January 29, 1999, relating to the combined balance sheets of WAMCO Partnerships as of December 31, 1998 and 1997, and the related combined statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of FirstCity Financial Corporation.

                                            KPMG LLP

Fort Worth, Texas
March 31, 1999